Exhibit 99.1

NovaDel’s New Drug Application for ZolpiMist™ Oral Spray to Treat Insomnia

Accepted for Filing by the U.S. Food and Drug Administration

Flemington, NJ – January 23, 2008 - NovaDel Pharma Inc. (AMEX: NVD), a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed treatments, announced today that the U.S. Food and Drug Administration (FDA) has accepted for filing its New Drug Application (NDA) for ZolpiMist™ (zolpidem tartrate) Oral Spray for the short-term treatment of insomnia. The company anticipates the FDA will complete its review by the end of the year consistent with PDUFA guidelines.

NovaDel submitted its ZolpiMist™ application using the FDA’s 505(b)(2) process based on data from two randomized, open-label, dose-ranging studies comparing ZolpiMist™ with Ambien® tablets in young and elderly healthy volunteers. Both studies compared the pharmacokinetics and safety of comparable doses of zolpidem administered as an oral spray versus tablets. The pharmacokinetic profiles were assessed by the maximum drug concentration (Cmax) and total exposure to drug (area-under-the-curve/AUC0-inf). The speed of drug absorption and level of sedation were also assessed in these studies. The results demonstrated bioequivalence between ZolpiMist™ and Ambien®. Also included in the submission were data from process validation and registration stability batches produced at the intended commercial manufacturing facility.

ABOUT INSOMNIA

Insomnia is a sleep disorder whose sufferers experience inadequate or poor quality sleep and report one or more of the following: difficulty initiating sleep, difficulty maintaining sleep, and waking up too early. According to the “2005 Sleep in America Poll,” 54% of those surveyed indicated they experience at least one symptom of insomnia a few nights per week. Only approximately 14% of the respondents reported using any sort of sleep-aid therapy. Walsh and Engelhardt (1999) estimated $14 billion is spent each year on the direct costs of insomnia, including pharmaceuticals, healthcare services and hospital and nursing home care. Cowen & Company estimated the total non-benzodiazepine prescription market in the U.S. for the treatment of insomnia in 2006 was approximately $3.4 billion, growing to $3.8 billion by 2011. Ambien®/Ambien CR™ (zolpidem tartrate) and generic zolpidem tartrate are the dominant prescription drugs totaling more than 70% of the market in 2006. The patent on Ambien® has expired and generic products were introduced.

ABOUT NOVADEL PHARMA

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (AMX: NVD), visit our website at www.novadel.com.

FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings. Ambien® is a registered trademark and Ambien CR™ is a trademark of Sanofi-Aventis.

For more detailed information regarding financial results and its product pipeline, please review the Company’s SEC filings at the Investor Relations section of www.novadel.com.

CONTACTS:

Michael E. Spicer

(908) 782-3431 ext. 2550

Director, Investor Relations

NovaDel Pharma Inc.

mspicer@novadel.com